Exhibit 99.3

CARNIVAL CORPORATION & PLC
RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(in millions, except ratios)

	Years Ended November 30,
	2014	2013	2012	2011	2010
Net income (as previously reported)	$1,236	$1,078	$1,298	$1,912	$1,978
Effect of revision	(20)	(23)	(13)	—	(3)
Net income (revised)	1,216	1,055	1,285	1,912	1,975
Income tax (benefit) expense, net	9	(6)	4	—	1
Income before income taxes	1,225	1,049	1,289	1,912	1,976
Fixed charges
Interest expense, net	288	319	336	365	378
Interest portion of rent expense (a)	21	20	19	20	21
Capitalized interest	21	15	17	21	26
Total fixed charges	330	354	372	406	425
Fixed charges not affecting earnings
Capitalized interest	(21)	(15)	(17)	(21)	(26)
Earnings before fixed charges	$1,534	$1,388	$1,644	$2,297	$2,375
Ratio of earnings to fixed charges	4.6	3.9	4.4	5.7	5.6

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.

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